QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

NEWS RELEASE

9125 Rehco Road San Diego, California 92121 PHONE (858) 453-7845 FAX (858) 657-2085

FOR IMMEDIATE RELEASE	Contact:	James M. Myers, Executive Vice President and Chief Financial Officer (858) 677-3005

PETCO Animal Supplies, Inc. Updates Guidance for First Quarter and Fiscal 2003

        SAN DIEGO—(BUSINESS WIRE)—May 19, 2003—PETCO Animal Supplies, Inc. (Nasdaq:PETC) today updated its guidance for fiscal 2003 first quarter ended May 3, 2003, and full year ending January 31, 2004. The Company currently expects first quarter earnings per diluted share in the range of $0.19 - $0.20 and, accordingly, now expects full fiscal year 2003 earnings per diluted share in the range of $1.09 - $1.11, before the non-cash effect of an accounting change.

        As previously announced, the Company will be adopting a new accounting standard, Emerging Issues Task Force Issue No. 02-16 (EITF 02-16), on accounting for consideration received from suppliers. The adoption of the new accounting standard will result in the Company reporting higher gross margins and higher selling, general and administrative expenses. The Company today announced that adoption of EITF 02-16 is expected to reduce first quarter earnings per diluted share by $0.01 and full fiscal year 2003 earnings per diluted share by approximately $0.07. Accordingly, including the effect of the new accounting standard, the Company now expects earnings per diluted share for the first quarter of 2003 in the range of $0.18 - $0.19 and full fiscal year 2003 earnings per diluted share in the range of $1.02 - $1.04.

        The Company continues to expect to report a comparable store net sales increase in the range of 4.5% - 5.0% for the first quarter of fiscal 2003. This increase in comparable store net sales would come on top of the 9.3% increase achieved in the first quarter of fiscal 2002. For the full fiscal year 2003, the Company continues to expect a comparable store net sales increase of approximately 6%.

About PETCO Animal Supplies

        PETCO is a leading specialty retailer of premium pet food, supplies and services. It operates 617 stores in 43 states and the District of Columbia, as well as a leading destination for on-line pet food and supplies.

        Certain statements in this news release that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors, such as performance of new stores, ability to execute expansion strategy and sustain growth, debt levels, reliance on vendors and exclusive distribution arrangements, competition, integration of operations as a result of acquisitions, compliance with various state and local regulations and dependence on senior management, are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended February 1, 2003.

QuickLinks

  Exhibit 99.1